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                                                                    Exhibit 99.1

For Immediate Release             FOR INVESTOR INQUIRIES, CONTACT:
March 1, 1999                     Gene Zink at Duke                317/808-6026
99-03                             Dave Stockert at Weeks           770/717-3204
                                  Thomas Peck at Duke              317/808-6168
                                  Susan Walker at Weeks            770/717-3260
                                  FOR MEDIA INQUIRIES, CONTACT:
                                  Donna Hovey at Duke              317/808-6137
                                  Susan Walker at Weeks            770/717-3260


    Duke Realty Investments and Weeks Corporation Announce Agreement to Merge
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     $1.7 billion transaction to create a dominant $5.2 billion diversified real estate company with a significant presence
                         in the Midwest and the Sunbelt
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      Merger will combine REIT industry's most consistent growth companies

         INDIANAPOLIS AND ATLANTA -- Duke Realty Investments, Inc., (DRE/NYSE) and Weeks Corporation (WKS/NYSE) announced today that they have agreed to merge their operations. The combination will create a diversified real estate company with a total market capitalization in excess of $5.2 billion. The combined company will be a preeminent real estate investment trust (REIT), specializing in industrial and office buildings and business parks with 13 key geographic platforms throughout the Midwest and the Sunbelt.

         The combined company, which will operate under the name Duke-Weeks Realty Corporation, will have more than 90 million square feet of primarily industrial and office properties and will own or control nearly 4,650 acres of undeveloped land that management estimates can support an additional 63 million square feet of future development. Duke-Weeks together will become an even stronger competitor in the industrial/office REIT arena with more than $500 million in revenue from approximately 5,000 tenants, more than 1,300 employees, and greater market presence and geographic diversity.

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         The merger also brings together the entire management and operations of the industry's most consistent growth companies: Duke and Weeks are the two
REITs with the longest ongoing records (at least 13 consecutive quarters) of double-digit FFO growth per share. Duke and Weeks are also two of the real estate industry's most acclaimed companies. Weeks Corporation was recently named Industrial Developer of the Decade in Atlanta by the ATLANTA BUSINESS CHRONICLE, and Duke was listed as the top-performing equity REIT for the past five years in the WALL STREET JOURNAL's ranking of 1,000 major U.S. companies.

         Under the terms of the merger agreement, which was unanimously approved by the Boards of Directors of both companies, each of Weeks' common shares will be exchanged for 1.38 shares of Duke common stock. Based on Duke's closing price of $21.8125 per share on February 26, 1999, the total merger consideration, including assumption of debt and preferred stock, is approximately $1.7 billion. Weeks' shareholders will own approximately 28 percent of the combined company on a diluted basis.

         Following the close of the merger, which is expected in the second quarter of 1999, and subject to changes in market or operating conditions, Duke-Weeks intends to increase its dividend to an annualized level of at least $1.48 per share, an 8.8 percent increase over Duke's current annualized dividend of $1.36 per share. Adjusted for the exchange ratio, this dividend increase will more than preserve the current level of dividend income to Weeks' shareholders.

         Upon completion of the transaction, Thomas L. Hefner, chairman, president and chief executive officer of Duke, will be chairman and chief executive officer of Duke-Weeks, headquartered in Indianapolis, Indiana. A. Ray Weeks, Jr., chairman and chief executive officer of Weeks Corporation, will become vice chairman, president, and chief operating officer of Duke-Weeks. Mr. Weeks will be based in Atlanta, where the new company will maintain its primary hub for the Sunbelt. In addition to the integration of the two management teams, the Board of the combined company will comprise a broad representation of current Duke and Weeks directors, with a majority of the directors from Duke's Board.

         Among the near-term strategic priorities of Duke-Weeks will be increasing market share in its existing cities, seizing the opportunities created by the combined base of tenants, and expanding further into other major growth markets in the Midwest and Sunbelt.

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                  Tom Hefner said: "We are extremely pleased to expand our
         geographic presence through a merger with such a closely matched company. Duke and Weeks both have a record of consistent double-digit earnings growth and leadership in customer service, product development, technology, and capital market strategies. We believe that the long-term winners in this business will be those companies, like Duke and Weeks, with the proven ability to add value for tenants and shareholders alike through a vertically integrated operating company platform. Although we believe this transaction will add approximately four to five cents per share next year to our annual funds from operations before any modest cost savings are considered, we are merging primarily because we are convinced that together we will be able to enhance our long-term growth rate.

                  "In that regard," he continued, "I would like to emphasize what this merger is and is not about. This merger is about enhancing top-line revenue growth both internally and externally. It's about combining two of the most experienced and most respected management teams in the business, with an average of 17 years of real estate experience among the top officers. And, equally important, this merger is about combining the job growth and other highly positive demographic trends of the Sunbelt with the consistency and solid performance of the Midwest. This merger is NOT simply about getting bigger, about short-term accretion, or about cutting the resources that have made our companies the successes they are."

                  Ray Weeks said: "Each of our companies has a proud and successful history of accomplishment. For more than 25 years, Duke and Weeks have been delivering the highest quality real estate services to their respective customers in the Midwest and the Sunbelt. But even more important than our proven track records is our shared vision to create a formidable industrial and office real estate company best positioned to serve its customers from Minneapolis to Miami and virtually every major market in between."


         Merrill Lynch & Co. is acting as the financial advisor for Duke, and Goldman, Sachs & Co. is acting as the financial advisor for Weeks. The merger is subject to approval of both Duke's and Weeks' shareholders.



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         The supplemental information accompanying this release can be obtained on the Duke (WWW.DUKEREIT.COM) and Weeks (WWW.WEEKSCORP.COM) web sites in the Investor Information sections of those sites. It is also available through a fax-on-demand service by dialing 1-800-356-0852 (document #9002).

         Senior management from both Duke and Weeks will host a joint conference call for institutional investors and industry analysts at 2:00 p.m. (EST) today. All other interested parties are welcome to have live access to this call via the Internet through the Vcall website at www.vcall.com. Soon after the call has ended, a replay will be available through March 2, 1999, by dialing 1-888-568-0765.

         Certain matters discussed within this press release may be deemed to be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the companies believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be attained. Factors that could cause actual results to differ materially from expectations include real estate conditions, information determined in the course of due diligence review, changes in local or national economic conditions and other risks detailed from time to time in the companies' SEC reports and filings, including their quarterly reports on form 10-Q, reports on Form 8-K, and annual reports on Form 10-K. The companies assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

         Duke and Weeks plan to file with the Securities and Exchange Commission a joint proxy statement/prospectus regarding their merger. Interested parties should read that document when it becomes available because it will contain important information about the transaction. Any information in this press release that is inconsistent with the information contained in the joint proxy statement/prospectus shall be superseded by the information in the joint proxy statement/prospectus. A copy of the joint proxy statement/prospectus once filed will be available for free at the Commission's website at WWW.SEC.GOV or by contacting Shona Bedwell of Duke at 317/808-6169 or Susan Walker of Weeks at 770/717-3260.

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         Duke Realty Investments is a fully integrated real estate company that owns interests in a diversified portfolio of primarily industrial and office properties located in eight Midwestern cities. This portfolio includes 493 properties, encompassing approximately 60 million square feet. Duke Realty also owns or controls more than 2,775 acres of land that management estimates can support approximately 43 million square feet of future developments.

         Weeks Corporation is a fully integrated real estate company that owns interests in a portfolio of primarily industrial and suburban office properties located in 10 Sunbelt cities. Its portfolio includes 352 properties, encompassing approximately 31 million square feet. Weeks Corporation also owns or controls more than 1,870 acres of land that management estimates have a development potential of approximately 20 million square feet.

         Both Duke and Weeks provide leasing, management, development, construction, landscaping and other tenant-related services for their own properties and for properties owned by others.


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